Exhibit 10.20

PHIBRO ANIMAL HEALTH CORPORATION

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of July 1, 2026, between Phibro Animal Health Corporation, a Delaware corporation (the “Company”), and Daniel M. Bendheim (the “Employee”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Employee as the Chief Executive Officer and President.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	POSITION AND DUTIES.
(a)During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as the Chief Executive Officer and President. In this capacity, the Employee shall have the duties, authorities and responsibilities as are required by the Employee’s position, and such other duties, authorities and responsibilities as the Board of Directors of the Company (the “Board”) shall designate from time to time. The Employee’s principal place of employment with the Company shall be in Teaneck, New Jersey; provided that the Employee understands and agrees that the Employee may be required to travel from time to time for business purposes. The Employee shall report to the Board.
(b)During the Employment Term, the Employee shall devote all of the Employee’s business time, energy, business judgment, knowledge and skill and the Employee’s best efforts to the performance of the Employee’s duties with the Company, provided that the foregoing shall not prevent the Employee from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict.

2.EMPLOYMENT TERM. The term of the Employee’s employment under this Agreement shall be the period commencing on July 1, 2026 (the “Commencement Date”) and continuing until such employment ceases as provided in Section 6 hereof (such period, the “Employment Term”). The Employee’s employment with the Company shall be on an “at-will” basis, which means that the Employee’s employment is terminable by either the Company (acting with the approval of a majority of disinterested members of the Board) or the Employee at any time for any reason or no reason, with or without Cause (as defined below) or notice; provided, however, that the Company shall not terminate the Employee’s employment with the Company without Cause without providing at least one hundred eighty (180) days written notice prior to termination.
3.BASE SALARY. The Company agrees to pay the Employee a base salary at an annual rate of $850,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Employee’s Base Salary shall be subject to annual review by the Board (or a committee thereof) and may be subject to adjustment with the approval of the Board from time to time. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.
4.ANNUAL BONUS. During the Employment Term, the Employee shall be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) for each fiscal year in which he is employed by the Company, including a pro rata bonus for any partial years based on a target bonus opportunity of 50% of the Employee’s Base Salary (the “Target Bonus”), upon the attainment of one or more pre-established performance goals established by the Board or the Compensation Committee of the Board (the “Committee”) in its sole discretion; provided, that the Annual Bonus shall be subject to the minimum and maximum percentages of the Employee’s Base Salary, based on actual performance compared with the target performance levels, as shall be provided under the Company’s annual bonus plan, or as otherwise determined by the Committee.
5.LONG TERM INCENTIVE; EMPLOYEE BENEFITS.

(a)LONG TERM INCENTIVE (ANNUAL GRANT).  During each fiscal year during the Employment Term, the Employee shall be eligible to receive an annual award of time-vesting restricted stock units (“RSUs”) having a target value equal to approximately 50% of Employee’s Base Salary, which award, in each case, shall be subject to the Phibro Animal Health Corporation 2008 Incentive Plan (the “LTIP”), the applicable form of award agreement, and approval by the Board.  The Employee’s Annual Grant shall be subject to annual review by the Board (or a committee thereof) and may be subject to adjustment with the approval of the Board from time to time.
(b)LONG TERM INCENTIVE (INITIAL GRANT).  Subject to approval by the Board, effective on the Commencement Date, the Company will grant to the Employee 300,000 performance vesting RSUs which shall be subject to the LTIP and the terms and conditions the Restricted Stock Unit Award Agreement attached hereto as Exhibit A.
(c)BENEFIT PLANS. During the Employment Term, the Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally or for senior executive employees (including any post-retirement health insurance coverage made available upon retirement from the Company on the same terms, conditions and eligibility requirements as such coverage is made available to other senior executives), subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to hereunder. The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.
(d)VACATIONS. During the Employment Term, the Employee shall be entitled to a reasonable amount of paid vacation each calendar year.
(e)OTHER PERQUISITES. During the Employment Term, the Employee shall be entitled to the following benefits: (i) the leasing of a car at the Company’s expense, (ii) the ability to lease additional cars under the Company’s fleet program at the Company’s expense, and (iii) the ability to participate in any other benefits and/or perquisites that are made available to other senior management personnel. Upon the Employee’s termination for any reason (other than for Cause as defined herein), the Company shall continue to provide the benefits provided in Section 5(e)(i) for the remaining term of the applicable lease(s) for a maximum of two (2) years following such termination, and the Employee shall, at the Employee’s own expense, be allowed to continue use of any additional cars leased pursuant to Section 5(e)(ii) for the remaining term of the applicable lease(s) for a maximum of two (2) years following such termination.
(f)BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable out-of-pocket business expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee’s duties hereunder.
6.TERMINATION. The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:
(a)DISABILITY. Upon thirty (30) days’ prior written notice by the Company to the Employee of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to have performed the Employee’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period as determined by the Board in its reasonable discretion. The Employee shall cooperate in all respects with the Company if a question arises as to whether the Employee has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Employee’s condition with the Company. Notwithstanding the foregoing, for payments that are subject to Code Section 409A, Disability shall mean that the Employee is “disabled” under Section 409A(a)(2)(C)(i) or (ii) of the Internal Revenue Code of 1986, as amended (the “Code”) and termination shall occur upon Employee becoming “disabled.”
(b)	DEATH. Automatically upon the date of death of the Employee.

(c)CAUSE. Immediately upon written notice by the Company to the Employee of a termination for Cause. “Cause” shall mean:
(i)the Employee’s willful or repeated failure to substantially perform Employee’s duties to the Company, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment;
(ii)the Employee’s material and willful violation of a federal or state law or regulation applicable to the business of the Company or that adversely affects the image of the Company;
(iii)commission of a willful act by the Employee which constitutes gross misconduct and is injurious to the Company, including but not limited to fraud or intentional misrepresentation;
(iv)violation of the Company’s Code of Business Conduct and Ethics; or
(v)the willful breach of a material provision of this Agreement.

Any determination of Cause by the Company may not be made until the Employee has been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure) to the satisfaction of the Company. Notwithstanding anything to the contrary contained herein, the Employee’s right to cure as set forth in the preceding sentence shall not apply if there are habitual or repeated breaches by the Employee.

(d)WITHOUT CAUSE. One hundred and eighty (180) days following written notice by the Company to the Employee of an involuntary termination without Cause (other than for death or Disability).
7.	CONSEQUENCES OF TERMINATION.
(a)DEATH. In the event that the Employee’s employment and the Employment Term ends on account of the Employee’s death, the Employee or the Employee’s estate, as the case may be, shall be entitled to the following (with the amounts to be paid within thirty (30) days following termination of employment, or such earlier date as may be required by applicable law):
(i)	any earned but unpaid Base Salary through the date of termination;
(ii)reimbursement for any unreimbursed business expenses incurred through the date of termination;
(iii)all other payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 7(a)(i) through 7(a)(iii) hereof shall be hereafter referred to as the “Accrued Benefits”); and
(iv)six (6) months of continued payment of the Employee’s Base Salary at the rate in effect at the time of termination.

(b)DISABILITY. In the event that the Employee’s employment and/or Employment Term ends on account of the Employee’s Disability, the Company shall pay or provide the Employee with the Accrued Benefits, continuation of health and life insurance benefits under the Company’s then-current plans for a period of one (1) year following the date of termination, and six (6) months of continued payment of the Employee’s Base Salary at the rate in effect upon termination.
(c)	TERMINATION FOR CAUSE. If the Employee’s employment is terminated

(x) by the Company for Cause, the Company shall pay to the Employee any earned but unpaid Base Salary through the date of termination.

(d)	TERMINATION WITHOUT CAUSE OR FOR ANY REASON BY THE

EMPLOYEE. If the Employee’s employment by the Company is terminated (x) by the Company other than for Cause or (y) by the Employee for any reason the Company shall pay or provide the Employee with, subject to the provisions of Section 22 hereof:

(i)	the Accrued Benefits;
(ii)subject to (A) the Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) the Employee’s continued compliance with the obligations in Sections 8, 9 and 10 hereof, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee (and the Employee’s eligible dependents) for a period of 18 months at the Company’s expense; provided that the Employee is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Employee obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 7(d)(ii) shall immediately cease. Notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 7(d)(ii) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

Payments and benefits provided in this Section 7(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e)OTHER OBLIGATIONS. Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign from any other position as an officer, director or fiduciary of any Company-related entity.
(f)EXCLUSIVE REMEDY. The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Sections 6 and 7 hereof shall be in full and complete satisfaction of the Employee’s rights under this Agreement and any other claims that the Employee may have in respect of the Employee’s employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment hereunder or any breach of this Agreement.
8.RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company in a form reasonably satisfactory to the Company. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.
9.	RESTRICTIVE COVENANTS.
(a)CONFIDENTIALITY. During the course of the Employee’s employment with the Company, the Employee will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Employee agrees that the Employee shall not during the Employee’s employment with the Company or thereafter (or such longer duration as the Confidential Information qualifies as trade secret under applicable law), directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or any time hereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Employee; (ii) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (iii) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Nothing herein will prohibit or restrict the Employee from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule or regulation. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made to the Employee’s attorney in relation to a lawsuit for retaliation against the Employee for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nothing in this Agreement requires the Employee to obtain prior authorization from any member of the Company or any other person or entity before engaging in any conduct described in this paragraph, or to notify any member of the Company that the Employee has engaged in any such conduct.

(b)NONCOMPETITION. The Employee acknowledges that (i) the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Employee has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of the Employee’s employment by a competitor, the Employee would inevitably use or disclose such Confidential Information, (iv) the Company and its affiliates have substantial relationships with their customers and the Employee has had and will continue to have access to these customers, (v) the Employee has received and will receive specialized training from the Company and its affiliates, and (vi) the Employee has generated and will continue to generate goodwill for the Company and its affiliates in the course of the Employee’s employment. Accordingly, during the Employee’s employment hereunder and for a period of one (1) year thereafter, the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its subsidiaries or affiliates or in any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as the Employee has no active participation in the business of such corporation. In addition, the provisions of this Section 9(b) shall not be violated by the Employee commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its subsidiaries or affiliates so long as the Employee and such subsidiary, division or unit does not engage in a business in competition with the Company or any of its subsidiaries or affiliates.
(c)NONSOLICITATION; NONINTERFERENCE. (i) During the Employee’s employment with the Company and for a period of one (1) year thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(ii)  During the Employee’s employment with the Company and for a period of one (1) year thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 9(c)(ii) while so employed or retained and for a period of six (6) months thereafter.

(d)NONDISPARAGEMENT. The Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Employee’s duties to the Company while the Employee is employed by the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). Nothing herein shall have the purpose or effect of concealing the details relating to a claim of discrimination, retaliation, or harassment.
(e)INVENTIONS. (i) The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Employee’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Employee, solely or jointly with others, during the Employment Term, or

(B) suggested by any work that the Employee performs in connection with the Company, either while performing the Employee’s duties with the Company or on the Employee’s own time , but only insofar as the Inventions are related to the Employee’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Employee will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Employee irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Employee will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Employee from the Company. The Employee will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Employee from the Company, but entirely at the Company’s expense.

(ii)  In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Employee has any rights in the results and proceeds of the Employee’s service to the Company that cannot be assigned in the manner described herein, the Employee agrees to unconditionally waive the enforcement of such rights. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company.

(f)RETURN OF COMPANY PROPERTY. On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates; provided, that the Employee may retain the Employee’s rolodex and similar address books provided that such items only include contact information; provided further, that the Employee may retain, at no cost, any Company-provided computer and/or mobile phone, provided that the Employee shall, upon termination, first deliver such devices to the Company for the purpose of deleting therefrom any Confidential Information (as defined herein) or software licensed to the Company. The parties acknowledge that the Employee purchased certain artwork that is currently in the Company’s Teaneck, New Jersey location, as set forth on Exhibit B, and that upon termination of employment with the Company for any reason, the Employee shall be able to retain such artwork.
(g)REASONABLENESS OF COVENANTS. In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 9 hereof. The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints. The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9 , and that the Employee will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 9 if either the Company and/or its affiliates prevails on any material issue involved in such dispute or if the Employee challenges the reasonableness or enforceability of any of the provisions of this Section

9. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 9.

(h)REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.
(i)TOLLING. In the event of any violation of the provisions of this Section 9, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 9 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
(j)SURVIVAL OF PROVISIONS. The obligations contained in Sections 9 and 10 hereof shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable thereafter.
10.COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company (collectively, the “Claims”). The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Employee (other than in connection with any litigation or other proceeding in which the Employee is a party-in-opposition) with respect to matters the Employee believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Employee shall not communicate with anyone (other than the Employee’s attorneys and tax and/or financial advisors and except to the extent that the Employee determines in good faith is necessary in connection with the performance of the Employee’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 10.
11.	EQUITABLERELIEFANDOTHERREMEDIES.TheEmployee

acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.

12.NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 12 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

13.NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given

(a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address (or to the facsimile number) shown in the books and records of the Company.

If to the Company:

300 Frank W. Burr Blvd., Ste 21

Teaneck, NJ 07666

Attention:  General Counsel

Email:  generalcounsel@pahc.com

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.
15.SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.
16.COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
17.ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement or the Employee’s employment with the Company, other than injunctive relief under Section 11 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator from the Judicial Arbitration and Mediation Services, applying the laws of the state of New Jersey, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect, and to be conducted in the state of New Jersey or such other place as the parties mutually agree. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne entirely by the Company. If, for any legal reason, a controversy arising from or concerning the interpretation or application of this agreement cannot be arbitrated as provided for in this section, the parties agree that any civil action shall be brought in the United States District Court for the District of New Jersey or, only if there is no basis for federal jurisdiction, in the appropriate state court of the state of New Jersey.

18.INDEMNIFICATION. The Company hereby agrees to indemnify the Employee and hold the Employee harmless to the extent provided under the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Employee’s good faith performance of the Employee’s duties and obligations with the Company. This obligation shall survive the termination of the Employee’s employment with the Company.
19.LIABILITY INSURANCE. The Company shall cover the Employee under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.
20.GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New Jersey (without regard to its choice of law provisions).
21.MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
22.REPRESENTATIONS. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and

(b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder. In addition, the Employee acknowledges that the Employee is aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company to be reimbursed for certain payments to the Employee in compliance therewith.

23.	TAX MATTERS.
(a)WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(b)	SECTION 409A COMPLIANCE.
(i)The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this

Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A.
(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 23(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A,

(A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(v)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

By:

Name: Jack Bendheim

Title: Executive Chairman

EMPLOYEE

Name: Daniel M. Bendheim

EXHIBIT A

PHIBRO ANIMAL HEALTH CORPORATION
2008 INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”), made as of this 1st day of July 2026 (the “Grant Date”), by and between Phibro Animal Health Corporation, a Delaware corporation (the “Company”), and Daniel M. Bendheim (the “Executive”), sets forth the terms and conditions of an Award granted to the Executive under the Phibro Animal Health Corporation 2008 Incentive Plan (the “Plan”).

W I T N E S S E T H:

Pursuant to the Plan, the Company desires to grant to the Executive, and the Executive desires to accept, the Restricted Stock Units (the “RSUs”), upon the terms and conditions set forth in this Agreement and the Plan. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

NOW, THEREFORE, the parties hereto agree as follows:

Grant. The Company hereby grants 300,000 RSUs to the Executive as of the Grant Date. Except as otherwise provided by the Plan, the Executive agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Executive with any protection against potential future dilution of the Executive’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Stock underlying the RSUs, except as otherwise specifically provided for in the Plan or this Agreement.

Vesting.

All of the RSUs shall be unvested at issuance and, unless otherwise vested at an earlier date or event provided for by the Board, shall vest subject to performance vesting pursuant to Section 2(b) below.  All RSUs will also be subject to Section 2(c) and 2(d) below.

Performance Vesting. The RSUs shall performance vest based upon achievement of the arithmetic average of the Company’s closing stock price per share for each trading day in the ninety (90) calendar day period (the “90-Day Average”) ending on June 30, 2031, as set forth below, provided that the Executive has not been terminated for any reason prior to June 30, 2031.  To the extent that the 90-Day Average is above $70 and between two vesting increments, the vested percentage shall be calculated on a pro-rata basis with straight line interpolation between the two applicable vesting increments (rounded to the nearest one hundredth of a percent). For the avoidance of doubt, no RSUs will vest if the 90-Day Average is below $70, and the maximum vesting percentage for the RSUs shall be 100%.

90-Day Average	Vested Percentage of the RSUs (300,000) (“vesting increments”)
Below $70	0%
$70	25.00%
$80	50.00%
$90	75.00%
$100	100.00%

Notwithstanding the foregoing, and subject to Section 2(c), if the Executive’s employment is terminated by the Company without Cause (a “Qualifying Termination”), subject to the Executive’s execution and non-revocation of a general release of claims in favor of the Company within sixty (60) days of such termination of employment (the “Release Requirement”) and Executive’s continued compliance with all applicable restrictive covenants, the RSUs will vest based upon the 90-Day Average ending on any day elected by the Executive during the period beginning on the date of the Qualifying Termination and ending on the first to occur among (i) June 30, 2031, (ii) the first anniversary of the Qualifying Termination, and (iii) March 15 of the year following the year in which the Qualifying Termination occurs (such first date, the “Election Termination Date”). The Executive must elect the ending date for the 90-Day Average on written notice to the Company concurrent with (at any time prior to midnight Eastern Time), or in advance of, such ending date for the 90-Day Average that is elected by the Executive. For purposes of this Agreement, “Cause” shall have the meaning assigned to such term in the Executive’s employment agreement with the Company, dated July 1, 2026.

Change in Control.  The RSUs granted pursuant to this Agreement shall continue to vest in the ordinary course upon and following a Change in Control, provided that all unvested RSUs shall immediately vest in the event of (x) a Take Private Transaction or (y) a Qualifying Termination that occurs during the twelve (12)-month period following such Change in Control.  For purposes herein, a “Take Private Transaction” shall mean a Change in Control, following which 100% of the Company’s shares of Stock cease to be traded on a nationally recognized stock exchange and the Company is no longer listed on any such exchange.

Forfeiture. Subject to the Board’s discretion to accelerate vesting hereunder, all unvested RSUs shall be immediately forfeited upon the first to occur among (x) Executive’s termination of employment for any reason other than a Qualifying Termination, (y) June 30, 2031 and (z) the Election Termination Date.

Defined Terms.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Change in Control” means: (i) the acquisition (other than from the Company) by any Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the

Exchange Act) of 50% or more of (A) the then outstanding shares or other equity securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not Persons who, immediately prior to such transaction, held the Company Voting Stock; provided, however, that a Change in Control shall not include (W) any consolidation or merger effected exclusively to change the domicile of the Company, (X) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof, (Y) a public offering of capital stock of the Company, or (Z) the ownership or acquisition of shares of capital stock of the Company by BFI Co., LLC or any “Qualified Stockholder” as defined in the Company’s Amended and Restated Certificate of Incorporation as of the Grant Date. For purposes of this definition, a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than: employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter of the common stock of the Company in a registered public offering; provided, further, that no such event shall be a Change in Control unless such event would qualify as a “change in control” under Treasury Regulation Section 1.409A-3(i)(5).

Delivery of Shares.

General.  Subject to the provisions of Section 3(b) hereof, within thirty (30) days following the vesting of the RSUs (or, if later and as applicable, within ten (10) days following the fulfillment of the Release Requirement), the Executive shall receive the number of shares of Stock that correspond to the number of RSUs that have become vested on the applicable vesting date.  Notwithstanding anything to the contrary in this Agreement, in no event will any shares of Stock be delivered later than the March 15 of the year following the year in which the related RSUs are no longer subject to a substantial risk of forfeiture for purposes of Section 409A of the Code. The issuance of shares of Stock may be effected by crediting shares in an account established on the Executive’s behalf with a brokerage firm engaged by the Company.

Blackout Periods. If the Executive is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 3(a) hereof, such distribution shall be instead made on the earlier of (i) the date that the Executive is not subject to any such policy or restriction and (ii) the March 15 of the year following the year in which the related RSUs are no longer subject to a substantial risk of forfeiture for purposes of Section 409A of the Code.

Dividends; Rights as Stockholder.  Cash dividends on the number of shares of Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Executive with respect to each share of Stock issuable in respect of an RSU granted to the Executive that has become vested prior to the record date for such dividend, provided that such cash dividends shall not be deemed to be reinvested in shares of Stock and shall be held uninvested and without interest and paid in cash at the same time that the shares of Stock underlying the RSUs are delivered to the Executive in accordance with the provisions hereof.  Stock dividends on shares of Stock shall be credited to a dividend book entry account on behalf of the Executive with respect to each share of Stock issuable in respect of an RSU granted to the Executive that has become vested prior to the record date for such dividend, provided that such stock dividends shall be paid in shares of Stock at the same time that the shares of Stock underlying the RSUs are delivered to the Executive in accordance with the provisions hereof.  Except as otherwise provided herein, the Executive shall have no rights as a stockholder with respect to any shares of Stock covered by any RSU unless and until the Executive has become the holder of record of such shares.

Non-Transferability.  No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Executive, other than to the Company as a result of forfeiture of the RSUs as provided herein or for customary estate planning purposes or otherwise by will or pursuant to applicable laws of descent and distribution.

Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

Withholding of Tax.  The Executive agrees and acknowledges that the Company shall have the power and the right to deduct or withhold, or require the Executive to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Executive’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the RSUs, and if the withholding requirement cannot be satisfied, the Company may otherwise refuse to issue or transfer any shares of Stock otherwise required to be issued pursuant to this Agreement.  The Company may satisfy any withholding obligation with regard to the Executive by reducing the amount of cash or shares of Stock otherwise deliverable to the Executive hereunder or as otherwise provided in Section 10(d) of the Plan.

Securities Representations.  This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Executive.  The Executive hereby acknowledges, represents and warrants that:

The Executive has been advised that the Executive may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) and in this connection the Company is relying in part on the Executive’s representations set forth in this Section 8.

If the Executive is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Stock issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or an effective registration statement is available.

If the Executive is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Executive understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of Stock issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.

Entire Agreement; Amendment.  This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  The Company shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan.  This Agreement may also be modified or amended by a writing signed by both the Company and the Executive.  The Company shall give written notice to the Executive of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

Notices.  Any notice hereunder by the Executive shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company.  Any notice hereunder by the Company shall be given to the Executive in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Executive may have on file with the Company.

No Right to Employment.  Any questions as to whether and when there has been a termination of employment and the cause of such termination of employment shall be determined in the sole discretion of the Company.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its subsidiaries or its Affiliates to terminate the Executive’s employment or service at any time, for any reason and with or without Cause.

Transfer of Personal Data.  The Executive authorizes, agrees and unambiguously consents to the transmission by the Company (or any subsidiary) of any personal data or information related to the RSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan).  This authorization and consent is freely given by the Executive.

Compliance with Laws.  The grant of RSUs and the issuance of shares of Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto.  The Company shall not be obligated to issue the RSUs or any shares of Stock pursuant to this Agreement if any such issuance would violate any such requirements.  As a condition to the settlement of the RSUs, the Company may require the Executive to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Executive shall not assign any part of this Agreement without the prior express written consent of the Company.

Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates,

instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

Acquired Rights.  The Executive acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time, provided, that, in accordance with the Plan, no such action may materially and adversely affect the rights of the Executive under this Agreement; (b) the award of RSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give the Executive any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Executive’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

Section 409A of the Code. This Agreement and the Award are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. To the extent that the Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary, or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in this Agreement that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. Notwithstanding any contrary provision in the Plan or this Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan or this Agreement to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in this Agreement) upon expiration of such delay period. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the RSUs provided under this Agreement are exempt from or compliant with Section 409A of the Code and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A of the Code.

[signature page to follow]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

PHIBRO ANIMAL HEALTH CORPORATION

By:

Name:Jack C. Bendheim

Title:Executive Chairman

EXECUTIVE

Name: Daniel M. Bendheim